Exhibit 10.1

J.P.Morgan
LOAN AGREEMENT
dated as of
October 15, 2012
between
DEL FRISCO’S RESTAURANT GROUP, INC.,
as Borrower
and
JPMORGAN CHASE BANK,
NATIONAL ASSOCIATION
as Lender

TABLE OF CONTENTS

ARTICLE I Definitions and Use of Terms	1
1.01. Certain Definitions	1
1.02. Headings	9
1.03. Number and Gender of Words	9
1.04. Money	9
1.05. Articles, Sections and Exhibits	9
1.06. Accounting Terms	9
1.07. Classification of Loans and Borrowings	9
1.08. Certain Calculations	9

ARTICLE II Loans	10
2.01. Loans	10
2.02. Promissory Note; Interest on Loans	10
2.03. Commitment Fee	11
2.04. Interest	11
2.05. Alternate Rate of Interest	12
2.06. Increased Costs	12
2.07. Break Funding Payments	12

ARTICLE III Letters of Credit	13
3.01. Letters of Credit	13
3.02. Procedure for Issuing, Amending, Renewing and Extending Letters of Credit	13
3.03. Payments Constitute Advances	13
3.04. Letter of Credit Fee	13
3.05. Obligations Absolute	13
3.06. Limitation of Liability	14
3.07. Additional Costs in Respect of Letters of Credit	14
3.08. Cash Collateral Pledge	14

ARTICLE IV Conditions Precedent	14
4.01. Initial Extension of Credit	14
4.02. Conditions to all Advances	15

ARTICLE V Representations and Warranties	15
5.01. Existence, Power	16
5.02. Binding Obligations	16
5.03. No Consent	16
5.04. Taxes; Governmental Charges	16
5.05. No Default	16
5.06. Financial Statements	16
5.07. Suits, Actions, Etc	16
5.08. Insurance	16
5.09. Subsidiaries	16
5.10. Ownership of Property	16
5.11. Environmental Compliance	17
5.12. ERISA Compliance	17
5.13. Margin Regulations; Investment Company Act; Public Utility Holding Company Act	17
5.14. Disclosure	17
5.15. Intellectual Property	17

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5.16. Patriot Act	17
5.17. Solvency	18

ARTICLE VI Affirmative Covenants	18
6.01. Furnish to Lender:	18
6.02. Notices	18
6.03. Accounts and Records	19
6.04. Preservation of Existence, Etc	19
6.05. Maintenance of Properties	19
6.06. Maintenance of Insurance	19
6.07. Right of Inspection	19
6.08. Right to Additional Information	19
6.09. Compliance with Governmental Requirements	19
6.10. Taxes	19
6.11. Additional Documents	19
6.12. Lender as Principal Depository	20
6.13. Additional Material Subsidiaries	20

ARTICLE VII Negative Covenants	20
7.01. Nature of Business	20
7.02. Liquidations, Mergers, Consolidations; Disposition of Assets; Acquisitions	20
7.03. Sale and Leaseback	20
7.04. Liens	21
7.05. Indebtedness	21
7.06. Loans and Investments	22
7.07. Transactions with Affiliates	22
7.08. Dividends	23
7.09. Use of Proceeds	23
7.10. Additional Subsidiaries	23
7.11. Fiscal Year; Accounting	23

ARTICLE VIII Financial Covenants	23
8.01. Operating Leverage (Funded Debt)	23
8.02. Fixed Charge Coverage	23
8.03. Capital Expenditures	23

ARTICLE IX Events of Default	23
9.01. Events of Default	23
9.02. Remedies	24
9.03. Right of Setoff	25
9.04. Performance by Lender	25
9.05. Rights Cumulative; Election of Remedies	25

ARTICLE X Miscellaneous	25
10.01. Waiver and Agreement	25
10.02. Benefits	25
10.03. Notices	25
10.04. Survival	26
10.05. Controlling Agreement	26
10.06. No Third Party Beneficiary	26
10.07. Lender’s Consent or Approval	26
10.08. Applicable Governmental Requirements	26

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10.09. Loan Agreement Governs	27
10.10. Time of Essence	27
10.11. Patriot Act Notice	27
10.12. Invalid Provisions	27
10.13. Expenses of Lender	27
10.14. INDEMNIFICATION OF LENDER	27
10.15. Participation of the Loans	28
10.16. Confidentiality	28
10.17. Counterparts; Facsimile Documents and Signatures	28
10.18. Imaging of Documents	28
10.19. No Oral Agreements	28
10.20. WAIVER OF RIGHT TO TRIAL BY JURY	29

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LOAN AGREEMENT
THIS LOAN AGREEMENT (this “Loan Agreement”) is dated October 15, 2012, by and between Del Frisco’s Restaurant Group, Inc., a Delaware corporation (“Borrower”), and JPMorgan Chase Bank, N.A., a national banking association (“Lender”).
ARTICLE I
Definitions and Use of Terms
1.01. Certain Definitions. As used herein, the following terms have the meanings indicated, unless the context otherwise requires:
“Adjusted EBITDA” means, for any period, an amount determined for Borrower and its Subsidiaries on a consolidated basis in conformity with GAAP equal to (a) the net income (or loss) of Borrower and its Subsidiaries, plus (b) interest expense, plus (c) provisions for taxes based on income, plus(d) depreciation expense, plus (e) amortization expense, plus (f) impairment charges related to goodwill, property, plant, equipment or other assets, plus (g) other non-Cash items reducing net income (excluding any such Non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period) minus (h) other non-Cash items increasing net income for such period (excluding any such non-Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period).
“Adjusted FCC EBIT” means, for any period, an amount determined for Borrower and its Subsidiaries on a consolidated basis in conformity with GAAP equal to (a) Adjusted EBITDA, minus (b) depreciation expense, minus (c) amortization expense, plus (d) the aggregate amount of all payments for rent or additional rent (including all payments for taxes and insurance made directly to the lessor, but excluding payments for maintenance, repairs, alterations, construction and the like) under all leases of real or personal property (other than capital leases) in effect at any time during such period.
“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate, provided that such rate shall never exceed the Highest Lawful Rate.
“Adjusted One Month LIBOR Rate” means the quotient of (a) the interest rate determined by Lender by reference to the Page to be the rate at approximately 11:00 a.m. London time, on such date or, if such date is not a Business Day, on the immediately preceding Business Day for dollar deposits with a maturity equal to one (1) month, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to dollar deposits in the London interbank market with a maturity equal to one (1) month, provided that such rate shall never exceed the Highest Lawful Rate.
“Advance” means a disbursement by Lender of any of the proceeds of a Loan.
“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Applicable Bankruptcy Law” means the United States Bankruptcy Code or any other present or future insolvency, bankruptcy, liquidation, conservatorship, reorganization or moratorium Governmental Requirement or other similar Governmental Requirements.
“Applicable Rate” means (a) with respect to Eurodollar Loans, 1.50% per annum and (b) with respect to CBFR Loans, 0.00% per annum.
“Asset Sale” means a sale, lease or sublease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer, license or other disposition to, or any exchange of property with, any Person (other than to or with a Loan Party), in one transaction or a series of transactions, of all or any part of any Loan Party’s businesses or Property of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the capital stock of any Loan Party, other than (a) inventory (or other assets) sold in the ordinary course of business; (b) the issuance or sale of capital stock of Borrower; (c) the conversion of Cash into Cash Equivalents and Cash Equivalents into Cash; (d) (i) the disposition of Property or assets as a direct result of an event giving rise to insurance or condemnation proceeds or (ii) the sale, lease, transfer or other disposition of machinery, parts and equipment and/or any inventory no longer used or useful in the conduct of the business of any Loan Party (including disposition in connection with ceasing operations); (e) the voluntary termination of Swap Contract; and (f) the liquidation of any Subsidiary of a Loan Party into such Loan Party or the liquidation of any Subsidiary of a Loan Party that is not itself a Loan Party into any other Subsidiary of a Loan Party that is itself also not a Loan Party.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrowing” means Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
“Borrowing Request” means a request by Borrower for a Revolving Loan Borrowing in accordance with Section 2.01.
“Business Day” means a day other than a Saturday, Sunday or a day on which commercial banks in the State of Texas are authorized to be closed, or are in fact closed.
“Capital Expenditures” means, for any period, the aggregate of all expenditures of Borrower and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment or which should otherwise be capitalized” or similar items reflected in the consolidated statement of cash flows of Borrower and its Subsidiaries but excluding any such expenditures arising from a Permitted Acquisition or that are made with the proceeds of landlord contributions or tenant improvement allowances or abatements (provided, that neither Borrower nor any of its Subsidiaries has provided or is required to provide or incur, directly or indirectly, any consideration or monetary obligation to such third party or any other Person for providing any such benefit).
“Cash” means money, currency or a credit balance in any demand or deposit account; provided, however, that notwithstanding anything to the contrary contained herein, for purposes of calculating compliance with any requirements set forth in Article VII, “Cash” shall exclude any amounts that would not be considered “cash” under GAAP or “cash” as recorded on the books of the Loan Parties.
“Cash Equivalents” means, as at any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after such date; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than one (1) year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) certificates of deposit, bankers’ acceptances, time deposits, Eurodollar time deposits or overnight bank deposits maturing within one (1) year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (e) fully collateralized repurchase obligations of Lender or of any commercial bank satisfying the requirements of clause (d) of this definition, having a term of not more than 30 days, with respect to securities of the type described in clause (a) of this definition; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by Lender or any commercial bank satisfying the requirements of clause (d) of this definition; and (g) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) through (f) above, (ii) has net assets of not less than $500,000,000, (ii) has the highest rating obtainable from either S&P or Moody’s, (iii) has no conditions as to withdrawal and the investment of which is freely tradeable.
“CB Floating Rate” means the Prime Rate; provided that the CB Floating Rate shall, on any day, not be less than the sum of (i) 2.50% per annum plus (ii) the Adjusted One Month LIBOR Rate. The CB Floating Rate is a variable rate and any change in the CB Floating Rate due to any change in the Prime Rate or the Adjusted One Month LIBOR Rate is effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBOR Rate, respectively, provided that such rate shall never exceed the Highest Lawful Rate.
“CBFR” means, when used in reference to any Loan, refers to whether such Loan, or Loans are bearing interest at a rate determined by reference to the CB Floating Rate.
“Change in Law” means the occurrence after the date of this Loan Agreement of any of the following (a) the adoption of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by Lender (or, for purposes of Section 2.06(b), by any lending office of Lender or by Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of Law) of any Governmental Authority made or issued after the date of this Loan Agreement; provided however, that notwithstanding anything herein or in any other Loan Document to the contrary, the Dodd Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Closing Date” means the date of this Loan Agreement.
“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder.

“Default” means any event or circumstance that constitutes an Event of Default or, that with notice of the lapse of time, would (if not cured or otherwise remedied during such time) constitute an Event of Default.
“Distributions” means all dividends and other distributions made by a Person to its equityholders.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.
“Eligible Assignee” means any person that is an Affiliate of Lender and any other commercial bank or financial institution.
“Environmental Laws” means any and all Federal, state, local, and foreign Governmental Requirements, judgments, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of health and the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a Plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.
“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Event of Default” has the meaning set forth in Article IX.
“Expiration Date” has the meaning in Section 3.01.
“Financial Statements” means the financial statements of Borrower and its Subsidiaries, as required pursuant to Section 6.01(a) or (b) as, at the time in question, have been most recently furnished to Lender.
“Fixed Charges” means, for any period, an amount determined for Borrower and its Subsidiaries on a consolidated basis in conformity with GAAP equal to (a) interest expense, plus (b) the aggregate amount of all payments for rent or additional rent (including all payments for taxes and insurance made directly to the lessor, but excluding payments for maintenance, repairs, alterations, construction and the like) under all leases of real or personal property (other than capital leases) in effect at any time during such period.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States as set forth in the statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means the United States, the state, the county, the city or any other political subdivision in which any Loan Party is located or operates, and any court or political subdivision, agency, or instrumentality having jurisdiction over any Loan Party, domestic or foreign.
“Governmental Requirements” means all constitutions, statutes, laws, ordinances, rules, regulations, orders, writs, injunctions or decrees of any Governmental Authority applicable to any Loan Party.
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease Property, securities or services for the purpose of assuring the obligee in respect of such

Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee will be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof. The term “Guarantee” as a verb has a corresponding meaning.
“Guaranteed Lease’ means any lease of real property, with respect to which the obligations of the tenant (which tenant is a Loan Party) thereunder are guaranteed by Borrower or any other Loan Party.
“Guarantor” means each Material Subsidiary and each other Person who executes a Guaranty or a supplement thereto in favor of Lender.
“Guaranty” means a continuing guaranty of the Obligations executed by a Guarantor, in form and substance satisfactory to Lender, as the same may be amended, modified, restated, ratified, supplemented, or replaced from time to time.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Highest Lawful Rate” means, on any day, the maximum nonusurious rate of interest that Lender is permitted under applicable Law to contract for, charge, collect or receive with respect to Obligations. On each day, if any, that Chapter 303 of the Texas Finance Code, as amended, establishes the Highest Lawful Rate, such rate shall be the weekly ceiling computed in accordance with Section 303.003 of the Texas Finance Code, as amended, for that day.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) net obligations of such Person under any Swap Contract; (d) all obligations of such Person to pay the deferred purchase price of Property or services (other than trade accounts payable in the ordinary course of business that are not more than 90 days past due or, if more than 90 days past due, are being contested in good faith by appropriate proceedings and so long as adequate reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor); (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on Property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness will have been assumed by such Person or is limited in recourse; (f) that portion of obligations with respect to capital leases and Synthetic Lease Obligations that is properly classified as a liability on a balance sheet in conformity with GAAP; and (g) all Guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Indebtedness of any Person will include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.
“Interest Election Request” means a request by Borrower to convert or continue a Borrowing in accordance with Section 2.02.
“Interest Payment Date” means (a) with respect to any CBFR Loan, monthly on the first day of each month and in addition, on the Termination Date, and (b) with respect to any Eurodollar Loan on the last day of the Interest Period applicable to the Borrowing of which such Loan is a part.
“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, or three months thereafter, as Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means (a) any direct or indirect purchase or other acquisition by Borrower or any of its Subsidiaries of, or of a beneficial interest in, any of the securities of any other Person (other than a Loan Party); (b) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Borrower from any Person (other than Borrower or any other Loan Party), of any capital stock of such Person; and (c) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Borrower or any of its Subsidiaries to any other Person (other than Borrower or any other Loan Party), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write ups, write downs or write offs with respect to such Investment.

“IRS” means the United States Internal Revenue Service.
“Law” means any federal, state or local constitution, law, statute, ordinance, code, rule, regulation, license, permit, authorization, decision, order, injunction or decree, domestic or foreign.
“Letter of Credit” means any letter of credit issued by Lender or any of its Affiliates for the account of Borrower pursuant to Article III.
“Letter of Credit Agreement” means any application or agreement for a Standby Letter of Credit, and any amendment request related thereto, in each case properly completed and signed by Borrower requesting issuance, amendment, renewal or extension of a Letter of Credit, and any other document related to a Letter of Credit, all in form and substance satisfactory to Lender.
“Letter of Credit Liabilities” means, at any time, the aggregate amount available to be drawn under all outstanding Letters of Credit, plus the aggregate amount of all disbursements made by Lender under the outstanding Letters of Credit that have not yet been reimbursed by or on behalf of Borrower at such time.
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters BBA Libor Rates Page 3750 (such page or on any successor or substitute page of such page, “Page”) providing rate quotations comparable to those currently provided on such Page, as determined by Lender from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of Lender in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).
“Loan Party” means Borrower, any Guarantor, and any Material Subsidiary.
“Loans” are defined in Section 2.01, each individually a “Loan”.
“Loan Documents” means this Loan Agreement, the Note, all Guaranties, all Swap Contracts entered into with Lender or any of its Affiliates, all Letters of Credit, all Letter of Credit Agreements, and such other documents, instruments and agreements, evidencing or pertaining to the Obligations as will from time to time be executed and delivered to Lender by any Loan Party, or any other party pursuant to this Loan Agreement, and any future amendments, restatements, modifications, ratifications, confirmations, extensions or supplements hereto or thereto.

“Managerial Official” means, with respect to any Person, an officer or a governing Person of such Person.
“Margin Stock” has the meaning given thereto in Section 221.3(v) of Regulation U, promulgated by the Board of Governors of the Federal Reserve System, F.R.S. Reg. U, 12 C.F.R. part 221 (January 1, 1983 revision), as amended from time to time.
“Material Adverse Change” means (a) a material adverse change in, or a material adverse effect upon, the business operations, properties, assets or financial condition of the Loan Parties taken as a whole; (b) a material impairment of the ability of the Loan Parties, taken as a whole, to perform the Obligations; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Loan Parties, taken as a whole, of the Loan Documents to which they are party.

“Material Subsidiary” means (a) any Domestic Subsidiary (i) that contributes in excess of $250,000 to Adjusted EBITDA during the period of four fiscal quarters for which Financial Statements have most recently been delivered pursuant to Section 6.01(a) or (b), (ii) that owns or licenses intellectual property used in the ordinary course of Borrower’s or another Subsidiary’s business, (iii) performs accounting, bookkeeping, information technology or other data processing functions or otherwise maintains the books and records of Borrower or another Subsidiary, or (iv) is a holding company; and (b) if for any period of four consecutive fiscal quarters, the consolidated net income of all Foreign Subsidiaries shall have exceeded ten percent (10%) of the consolidated net income of the Borrower and its Subsidiaries, then one or more of such Foreign Subsidiaries shall for all purposes of this Agreement automatically be deemed to be Material Subsidiaries, in descending order based on the amounts of such Foreign Subsidiaries’ consolidated net income until such excess is eliminated. Each of the Subsidiaries identified on Schedule 5.09 under the heading “Material Subsidiaries” shall be deemed to be a Material Subsidiary on the Closing Date.
“Moody’s” means Moody’s Investor Services, Inc.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower, any Subsidiary, or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Non-Loan Party Lease Guaranty” means each guaranty by a Loan Party of the lease obligations of Persons other than a Loan Party in effect on the Closing Date, as identified on Schedule 7.05(f).
“Note” means a promissory note executed by Borrower and payable to the order of Lender, evidencing the Revolving Credit Loans made by Lender, as the same may be amended, restated, supplemented, modified, extended or increased from time to time.
“Obligations” mean all present and future Indebtedness, obligations and liabilities of any Loan Party to Lender arising pursuant to the Loans, this Loan Agreement or any of the other Loan Documents, and any renewals, extensions, increases, or amendments thereof, or any part thereof, regardless of whether such Indebtedness, obligations and liabilities are direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several or joint and several and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Applicable Bankruptcy Law naming any Loan Party as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“Patriot Act” is defined in Section 5.16.

“PCAOB” means the Public Company Accounting Oversight Board, or any entity succeeding to any of its principal functions.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower, any Subsidiary, or any ERISA Affiliate or to which Borrower, any Subsidiary, or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
“Permitted Acquisition” means an acquisition or any series of related acquisitions by any Loan Party of (a) all or substantially all of the assets of a Person, or all or a majority of the outstanding capital stock of a Person, or (b) any division, line of business or other business unit of a Person (such Person or such division, line of business or other business unit of such Person shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Loan Parties pursuant to Section 7.01, so long as:
(i) immediately prior to, and after giving effect thereto, no Default shall have occurred and be continuing;
(ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Requirements;
(iii) the Target, if a Person, shall have become a Guarantor by executing and delivering to Lender a counterpart of the Guaranty or such other document as Lender will deem appropriate for such purpose, in accordance with the terms of Section 7.10;
(iv) Borrower shall be in compliance with the covenants set forth in Article VIII on a pro forma basis after giving effect to such acquisition as determined in accordance with Section 1.08;
(v) Borrower shall have delivered to Lender at least five (5) Business Days prior to such proposed acquisition, a Compliance Certificate, evidencing pro forma compliance with the financial covenants set forth in Article VIII as required under clause (iv) above, together with all relevant financial information with respect to such acquired assets, including without limitation, the aggregate consideration for such acquisition and any other information required to demonstrate compliance with such Article VIII;

(vi) any Person or assets or division acquired in accordance herewith (A) shall be engaged in a type of business (or used in a type of business) permitted to be engaged in by the Loan Parties pursuant to Section 7.01 and (B) for the four fiscal quarter period most recently ended prior to the date of such acquisition, shall have generated earnings before income taxes, depreciation, and amortization during such period that shall exceed the amount of Capital Expenditures related to such Person or assets or division during such period (calculated in substantially the same manner as Adjusted EBITDA and Capital Expenditures are calculated), unless otherwise waived by Lender in its reasonable discretion;
(vii) such acquisition shall not be a “hostile” acquisition and shall have been approved by the board of directors (or similar governing body) and/or shareholders of the applicable Loan Party and the Target;
(viii) the aggregate consideration (including the amount of any liabilities assumed by the applicable Loan Parties), paid or payable by the Loan Parties for all such acquisitions made during the term of this Agreement shall not exceed $25,000,000; and
(ix) the Loan Parties shall not assume any Indebtedness of the Target in connection with such acquisition (unless such Indebtedness is permitted under Section 7.05(e) hereof, and the Loan Parties would be in compliance with Section 7.05(e) on a pro forma basis after giving effect to such acquisition).
“Permitted Dallas Disposition” means the sale, lease or sublease, sale and leaseback, assignment, conveyance, transfer or other disposition to, any Person (other than an Affiliate of Borrower or any of its Subsidiaries), in one transaction or a series of transactions, of all, but not less than all, of the real property, fixtures, and equipment of the Loan Parties located at 5251 Spring Valley Road, Dallas, Texas and necessary to operate a restaurant at said address.
“Permitted Stock Issuances” means any sale, transfer, issuance or other disposition of any capital stock by Borrower in accordance with applicable law and its organizational documents, other than capital stock that (a) (1) is mandatorily redeemable, in whole or in part, or required to be repurchased or redeemed, in whole or in part, by Borrower or any other Loan Party, or (2) requires the payment of cash dividends, in each case of clauses (1) and (2), prior to the date which is at least ninety-one (91) days after the date on which the Revolving Credit Commitment has been terminated, all of the Obligations (other than contingent indemnification Obligations in respect of which no claim has been asserted) have been paid in full in Cash and all Letters of Credit shall have expired or been cancelled; (b) is secured by any assets of any Loan Party; or (c) is convertible or exchangeable into Indebtedness of any Loan Party prior to the date which is at least ninety-one (91) days after the date on which the Revolving Credit Commitment has been terminated, all of the Obligations (other than contingent indemnification Obligations in respect of which no claim has been asserted) have been paid in full in Cash and all Letters of Credit shall have expired or been cancelled.
“Person” means any individual, firm, corporation, association, partnership, joint venture, trust, entity, unincorporated organization or Governmental Authority.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Borrower, any Subsidiary, or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
“Post-Closing Agreement” means that certain Post-Closing Letter Agreement dated of even date herewith by and among Borrower, the other Loan Parties signatory thereto, and Lender.
“Prime Rate” means the rate of interest per annum announced from time to time by Lender as its prime rate. The Prime Rate is a variable rate and each change in the Prime Rate is effective from and including the date the change is announced as being effective. THE PRIME RATE IS A REFERENCE RATE AND MAY NOT BE LENDER’S LOWEST RATE.
“Property” means all property, whether real or personal, tangible or intangible.
“Public Company” means a Person the securities of which are registered under Section 12 of the Securities Exchange Act of 1934, or that is required to file reports under Section 15(d) of the Securities Exchange Act of 1934, or that files or has filed a registration statement that has not been withdrawn (regardless of whether such registration statement has become effective) under the Securities Act of 1933.
“Registered Public Accounting Firm” means an accounting firm that (a) has registered with the PCAOB pursuant to the provisions of Section 102 of Sarbanes-Oxley and whose registration has not been withdrawn, terminated, revoked or suspended and (b) meets the “independence” requirements of Section 10A of the Securities Exchange Act of 1934.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Reserve Requirement” means, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D of the Board.
“Revolving Credit Commitment” is defined in Section 2.01(a).
“Revolving Credit Loans” is defined in Section 2.01(a).

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.
“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.
“Section 404 Filer” means a Public Company that is required to comply with the provisions of Section 404 of Sarbanes-Oxley and the rules and regulations promulgated thereunder.
“Solvent” means, when used with respect to any Person, that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with Applicable Bankruptcy Law, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person in its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) the realization of the current assets of such Person in the ordinary course of business will be sufficient for such Person to pay recurring current debt, short-term debt and long-term debt service as such debts mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (A) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (B) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed or undisputed, secured or unsecured.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which Lender is subject with respect to the Adjusted LIBO Rate and the Adjusted One Month LIBOR Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Transaction” means (a) any Asset Sale, (b) any Permitted Acquisition, and/or (c) any liquidation of a Subsidiary or cessation of business activities by a Subsidiary, in any case, to the extent permitted hereby.
“Subordinated Debt” means any Indebtedness owing by Borrower that has been subordinated by written agreement to all Indebtedness now or hereafter owing by Borrower to Lender, such agreement to be in form and substance satisfactory to Lender.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” will refer to a Subsidiary or Subsidiaries of Borrower.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of Property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment).
“Termination Date” means the earlier of (i) October 15, 2015 and (ii) such date that the Obligations are accelerated in accordance with the terms of this Loan Agreement.
“Test Period” is defined in Section 1.08.
“Total Funded Debt” means, as to Borrower and its Subsidiaries at any time of determination, determined on a consolidated basis in accordance with GAAP, the principal amount then outstanding of (a) all Loans and Letters of Credit that have been drawn upon under this Loan Agreement and (b) all other noncontingent funded Indebtedness of Borrower and its Subsidiaries, including current maturities of long-term debt that appear as current liabilities in accordance with GAAP.
“Transaction Bonuses” means transaction bonuses incurred by Borrower in the ordinary course of business to the extent such bonuses are offset by capital contributions.
“Transaction Costs” mean the out-of-pocket costs of Borrower listed on Schedule 1.01 and incurred between January 1, 2012 and August 31, 2012.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the CB Floating Rate.
“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
1.02. Headings. The headings, captions, and arrangements used in any of the Loan Documents are, unless specified otherwise, for convenience only and will not be deemed to limit, amplify, or modify the terms of the Loan Documents nor to affect the meaning thereof.
1.03. Number and Gender of Words. Whenever herein the singular number is used, the same will include the plural where appropriate, and words of any gender will include each other gender where appropriate.
1.04. Money. Unless stipulated otherwise, all references herein or in any of the Loan Documents to “Dollars,” “money,” “payments,” or other similar financial or monetary terms are references to currency of the United States of America.
1.05. Articles, Sections and Exhibits. All references herein to Articles and Sections are, unless specified otherwise, references to articles and sections of this Loan Agreement. All references herein to an “Exhibit,” “Annex” or “Schedule” are references to exhibits, annexes or schedules attached hereto, all of which are made a part hereof for all purposes, the same as if set forth herein verbatim, it being understood that if any exhibit, annex or schedule attached hereto, which is to be executed and delivered, contains blanks, the same will be completed correctly and in accordance with the terms and provisions contained and as contemplated herein prior to or at the time of the execution and delivery thereof. The words “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” when used in this Loan Agreement will refer to the entire Loan Agreement and not to any particular provision or section.
1.06. Accounting Terms. Unless otherwise specified, all accounting and financial terms and covenants set forth above and in Article VIII are to be determined according to GAAP, consistently applied. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Lender will so request, Lender and Borrower will negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Lender, not to be unreasonably withheld or conditioned), provided that, until so amended, (a) such ratio or requirement will continue to be computed in accordance with GAAP prior to such change therein and (b) Borrower will provide to Lender Financial Statements and other documents required under this Loan Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
1.07. Classification of Loans and Borrowings. For purposes of this Loan Agreement and the Loan Documents, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”, “CBFR Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”, or “CBFR Borrowing”).

1.08. Certain Calculations. For purposes of calculating the covenants in Section 8.01 and Section 8.02:
(a) Adjusted EBITDA shall be calculated, on a pro forma basis, after giving effect to, without duplication, any Permitted Acquisition occurring during the period of four consecutive fiscal quarters ended on the date of calculation of such covenants

(the “Test Period”), as if such Permitted Acquisition occurred on the first day of the Test Period. In making the calculation contemplated by the preceding sentence, Adjusted EBITDA generated or to be generated by such acquired Person or by such acquired Property shall be determined in good faith by the Borrower based on reasonable assumptions and may take into account pro forma reasonable and customary expenses that would have been incurred by the Borrower and its Subsidiaries in the operation of such acquired Person or acquired Property, during such period computed on the basis of personnel expenses for employees retained or to be retained by the Borrower and its Subsidiaries in the operation of such acquired Person or acquired Property and reasonable and customary non-personnel costs and expenses incurred by the Borrower and its Subsidiaries in the operation of the Borrower’s and its Subsidiaries’ business at similarly situated facilities of the Borrower or any of its Subsidiaries; provided, however, that the amount of Adjusted EBITDA and pro forma expenses attributed to such acquired Person or acquired Property shall be subject to Lender’s review and approval in its discretion;
(b) for any period of four consecutive fiscal quarters that includes the periods between January 1, 2012 and August 31, 2012, the Transaction Costs properly allocated to such periods in accordance with GAAP may, without duplication, be added to Adjusted EBITDA; and
(c) for any period of four consecutive fiscal quarters during the term of this Agreement, Transaction Bonuses properly allocated to such period in accordance with GAAP may, without duplication, be added to Adjusted EBITDA; provided that the aggregate sum of Transaction Bonuses added to Adjusted EBITDA in any period of four consecutive fiscal quarters shall not exceed $3,000,000.
ARTICLE II
Loans
2.01. Loans.
(a) Subject to the terms and conditions set forth in this Loan Agreement and the other Loan Documents, Lender hereby agrees to provide to Borrower, on a revolving basis from time to time during the period commencing on the Closing Date and continuing through the Termination Date, such amounts as Borrower may request hereunder (the “Revolving Credit Loans”); provided, however, the total principal amount outstanding at any time will not exceed $25,000,000.00 (the “Revolving Credit Commitment”) minus the Letter of Credit Liabilities. If at any time the outstanding Revolving Credit Loans exceed an amount equal to the Revolving Credit Commitment, minus the Letter of Credit Liabilities, Borrower shall immediately repay to Lender such excess amount, plus all accrued but unpaid interest thereon. Subject to the terms and conditions hereof, Borrower may borrow, repay and reborrow hereunder.
All Revolving Credit Loans will be collectively called the “Loans”. Lender reserves the right to require Borrower to give Lender not less than one Business Day prior notice of each requested Advance bearing interest at rate based on the CB Floating Rate or three Business Days prior notice of each requested Advance bearing interest at rate based on LIBO Rate, specifying (1) the aggregate amount of such requested Advance, (2) the requested date of such Advance, (3) the purpose for such Advance, with each Advance to be requested in a form satisfactory to Lender, and (4) if such Advance will be a Eurodollar Borrowing, the Interest Period applicable to such Borrowing.
(b) The unpaid principal of the Loans, together with all accrued and unpaid interest thereon, shall be due and payable on the Termination Date.

(c) (i) Borrower may, upon not less than three Business Days’ prior written or telephonic notice confirmed in writing the following Business Day to Lender, at any time and from time to time terminate in whole or permanently reduce in part the Revolving Credit Commitment in an amount up to the amount by which the Revolving Credit Commitment exceeds the sum of all outstanding Revolving Credit Loans and Letter of Credit Liabilities; provided, any such partial reduction of the Revolving Credit Commitment shall be in an aggregate minimum amount of $100,000 and integral multiples of $100,000 in excess of that amount. Borrower’s notice to Lender shall designate the date (which shall be a Business Day and shall not be more than fifteen (15) Business Days after Borrower provides written notice to Lender) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Credit Commitment shall be effective on the date specified in Borrower’s notice.
(ii) Upon an Event of Default specified in Section 9.01(e), the Revolving Credit Commitment and the commitment to issue, amend, extend, or renew Letters of Credit shall automatically terminate without notice or other action by Lender.
2.02. Promissory Note; Interest on Loans.
(a) The Loans will be evidenced by the Note. Interest on the Note will accrue as provided herein. The principal of and interest on the Note will be due and payable in accordance with the terms and conditions set forth in the Note and in this Loan Agreement.

(b) Each Revolving Loan Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, Borrower may elect to convert such Revolving Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. Borrower may elect different options with respect to different portions of the affected Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(c) To make an election pursuant to this Section, Borrower shall notify Lender of such election by telephone by the time that a Borrowing Request would be required under Section 2.01 if Borrower were requesting a Revolving Loan Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to Lender of a written Interest Election Request in a form approved by Lender and signed by Borrower.
(d) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions of each thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii) whether the resulting Borrowing is to be a CBFR Borrowing or a Eurodollar Borrowing; and
(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(e) If Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a CBFR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and Lender so notifies Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing, and (ii) unless repaid, each Eurodollar Borrowing shall be converted to a CBFR Borrowing at the end of the Interest Period applicable thereto.
2.03. Commitment Fee. Subject to Section 10.05, Borrower shall pay Lender a commitment fee on the daily average unused amount of the Revolving Credit Commitment for the period from and including the Closing Date until the Termination Date, at the rate of 0.25% per annum based on a 360-day year and the actual number of days elapsed. For the purpose of calculating the commitment fee hereunder, the Revolving Credit Commitment will be deemed utilized by the amount of all outstanding Revolving Credit Loans and outstanding Letter of Credit Liabilities. The accrued commitment fee will be payable in arrears on the last day of each fiscal quarter and on the Termination Date.
2.04. Interest. Subject to the terms of Section 10.05,
(a) The Loans comprising each CBFR Borrowing shall bear interest at a rate per annum equal to the CB Floating Rate plus the Applicable Rate, provided that such rate shall never exceed the Highest Lawful Rate.
(b) The Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate, provided that such rate shall never exceed the Highest Lawful Rate.
(c) Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, the Loans and Obligations shall, to the extent permitted by applicable Law, bear interest, after as well as before judgment, at a rate per annum equal to the lesser of (i) the Highest Lawful Rate and (ii) 3.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section.
(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Revolving Credit Commitment, as applicable; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a CBFR Loan), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Subject to Section 10.05, all interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the CB Floating Rate at times when the CB Floating Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable CB Floating Rate, Adjusted LIBO Rate, LIBO Rate and Adjusted One Month LIBOR Rate shall be determined by Lender, and such determination shall be conclusive absent manifest error.

2.05. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(a) Lender determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period;
(b) Lender determines that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period, will not adequately and fairly reflect the cost to Lender of making or maintaining the Loans included in such Borrowing for such Interest Period; or
(c) Lender determines that any Change in Law has made it unlawful to make, maintain or fund Eurodollar Rate Loans; or loans as to which the applicable interest rate is determined by reference to the LIBO Rate;
then Lender shall give notice thereof to Borrower by telephone or facsimile as promptly as practicable thereafter and, until Lender notifies Borrower that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as a CBFR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowing, then the other Type of Borrowing shall be permitted, and (iii) in the case of paragraph (c) of this Section, each Eurodollar Rate Loan shall immediately convert to a CBFR Loan (without reference to the proviso at the end of the first sentence of the definition of CB Floating Rate).
2.06. Increased Costs. (a) If any Change in Law shall:
(i) impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate or Adjusted One Month LIBOR Rate); or
(ii) impose on Lender or the London interbank market any other condition, cost or expense affecting this Loan Agreement or Eurodollar Loans made by Lender or any Letter of Credit;
and the result of any of the foregoing shall be to increase the cost to Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to Lender of issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or otherwise), then Borrower will pay to Lender, as the case may be, subject to the terms of Section 10.05, such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.
(b) If Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Loan Agreement or the Loans or Letters of Credit, to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to Lender subject to the terms of Section 10.05, such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.
(c) A certificate of Lender setting forth in reasonable detail the basis for the amount or amounts necessary to compensate Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay Lender, as the case may be, subject to the terms of Section 10.05, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d) Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that Lender, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270 day period referred to above shall be extended to include the period of retroactive effect thereof.
2.07. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar

Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, then in any such event, Borrower shall compensate Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to Lender shall be deemed to include an amount determined by Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of Lender setting forth in reasonable detail the basis for, and calculation of, any amount or amounts that Lender is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall, subject to the terms of Section 10.05, pay Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
ARTICLE III
Letters of Credit
3.01. Letters of Credit. Subject to the terms and conditions of this Loan Agreement and the applicable Letter of Credit Agreement, Lender agrees to issue, amend, renew or extend one or more Letters of Credit for the account of Borrower from time to time from the Closing Date to and including the Termination Date of the Revolving Credit Loans; provided, however, that the Letter of Credit Liabilities will not at any time exceed the lesser of (a) $3,000,000.00, and (b) an amount equal to the amount of the Revolving Credit Commitment, minus the outstanding Revolving Credit Loans. Each Letter of Credit (i) will expire at or prior to the close of business on the Expiration Date, (ii) will be payable in Dollars, (iii) will have a minimum face amount of $10,000, (iv) must support a transaction that is entered into in the ordinary course of Borrower’s business, (v) must be reasonably satisfactory in form and substance to Lender, and (vi) will be issued pursuant to such documents and instruments (including, without limitation, the Letter of Credit Agreement) as Lender may require. The “Expiration Date” shall mean the earlier to occur of (x) the date one year after the date of the issuance of the Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) unless otherwise agreed by Lender pursuant to the Letter of Credit Agreement, the date that is five Business Days prior to the Termination Date, provided that any Letter of Credit with a one year tenor may provide for the renewal thereof for additional one year periods (which shall in no event extend beyond the date that is five Business Days prior to the Termination Date).

3.02. Procedure for Issuing, Amending, Renewing and Extending Letters of Credit. Each request for issuance of a Letter of Credit will be made on at least five Business Days prior notice from Borrower to Lender by means of a written Letter of Credit request describing the transaction proposed to be supported thereby and specifying (a) the requested date of issuance (which will be a Business Day), (b) the face amount of the Letter of Credit, (c) the expiration date of the Letter of Credit, (d) the name and address of the beneficiary, and (e) the form of the draft and any other documents required to be presented at the time of any drawing (such notice to set forth the exact wording of such documents or to attach copies thereof). Borrower shall also submit and execute a Letter of Credit Agreement in connection with any request for issuance of a Letter of Credit. Each request for amendment, renewal or extension of an existing Letter of Credit shall be in writing, identifying the applicable Letter of Credit by Letter of Credit number and specifying the date of amendment, renewal or extension (which shall be a Business Day) and such other information as shall be necessary to amend, renew or extend such Letter of Credit. Borrower shall also submit and execute a Letter of Credit Agreement in connection with any request to amend, renew or extend an existing Letter of Credit. Lender is not obligated to amend, renew or extend any Letter of Credit. Lender may refuse to issue, amend, extend or renew a Letter of Credit in the event Lender would be prohibited from doing so under any applicable Governmental Requirement.
3.03. Payments Constitute Advances. Each payment by Lender pursuant to a drawing under a Letter of Credit will constitute and be deemed a Revolving Credit Loan by Lender to Borrower under this Loan Agreement as of the day and time such payment is made by Lender and in the amount of such payment.
3.04. Letter of Credit Fee. Borrower will pay to Lender (a) a letter of credit commission payable on the date each Letter of Credit is issued in an amount equal to the greater of (i) 1.50% of the face amount of such Letter of Credit (subject to Section 10.05) and (ii) $500.00, and (b) such other costs and out-of-pocket expenses charged or incurred by Lender with respect to issuance, amendment, renewal or extension of any Letter of Credit.
3.05. Obligations Absolute. The obligations of Borrower under this Loan Agreement and the other Loan Documents (including without limitation the obligation of Borrower to reimburse Lender for draws under any Letter of Credit) will be absolute, unconditional, and irrevocable, and will be performed strictly in accordance with the terms of this Loan Agreement and the other Loan Documents under all circumstances whatsoever, including without limitation the following circumstances:

(a) Any lack of validity or enforceability of any Letter of Credit or any other Loan Document;
(b) Any amendment or waiver of or any consent to departure from any Loan Document;
(c) The existence of any claim, set-off, counterclaim, defense or other rights which any Loan Party, or any other Person may have at any time against any beneficiary of any Letter of Credit, Lender, or any other Person, whether in connection with this Loan Agreement or any other Loan Document or any unrelated transaction;
(d) Any statement, draft, or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;
(e) Payment by Lender under any Letter of Credit against presentation of a draft or other document which does not comply with the terms of such Letter of Credit; or
(f) Any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

3.06. Limitation of Liability. Borrower assumes all risks of the acts or omissions of any beneficiary of any Letter of Credit with respect to its use of such Letter of Credit. Neither Lender nor any of its officers or directors will have any responsibility or liability to Borrower or any other Person for: (a) the failure of any draft to bear any reference or adequate reference to any Letter of Credit, or the failure of any documents to accompany any draft at negotiation, or the failure of any Person to surrender or to take up any Letter of Credit or to send documents apart from drafts as required by the terms of any Letter of Credit, or the failure of any Person to note the amount of any instrument on any Letter of Credit, each of which requirements, if contained in any Letter of Credit itself, it is agreed may be waived by Lender, (b) errors, omissions, interruptions, or delays in transmission or delivery of any messages, (c) the validity, sufficiency, or genuineness of any draft or other document, or any endorsement(s) thereon, even if any such draft, document or endorsement should in fact prove to be in any and all respects invalid, insufficient, fraudulent, or forged or any statement therein is untrue or inaccurate in any respect, (d) the payment by Lender to the beneficiary of any Letter of Credit against presentation of any draft or other document that does not comply with the terms of the Letter of Credit, or (e) any other circumstance whatsoever in making or failing to make any payment under a Letter of Credit; provided, in each case, that payment by Lender under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of Lender under the circumstances in question, as determined by a court of competent jurisdiction in a final, non-appealable order. Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.
3.07. Additional Costs in Respect of Letters of Credit. If as a result of any regulatory change in Governmental Requirements there will be imposed, modified, or deemed applicable any tax, reserve, special deposit, or similar requirement against or with respect to or measured by reference to Letters of Credit issued or to be issued hereunder or Lender’s commitment to issue Letters of Credit hereunder, and the result will be to increase the cost to Lender of issuing or maintaining any Letter of Credit or its commitment to issue Letters of Credit hereunder or reduce any amount receivable by Lender hereunder in respect of any Letter of Credit (which increase in cost, or reduction in amount receivable, will be the result of Lender’s reasonable allocation of the aggregate of such increases or reductions resulting from such event), then, upon demand by Lender, Borrower agrees to pay Lender, from time to time as specified by Lender, such additional amounts as will be sufficient to compensate Lender for such increased costs or reductions in amount. A statement as to such increased costs or reductions in amount incurred by Lender, submitted by Lender to Borrower, will be conclusive as to the amount thereof absent manifest error, provided that the determination thereof is made on a reasonable basis.
3.08. Cash Collateral Pledge. Upon request of Lender (a) to the extent not paid by Borrower in accordance with the terms of this Agreement, on demand, at any time, if Lender has honored any drawing request on any Letter of Credit issued hereunder, (b) if as of the Expiration Date any Letters of Credit may remain outstanding and partially or wholly drawn, (c) with respect to Letters of Credit with an expiry date after the Expiration Date, fifteen Business Days prior to the Expiration Date, or (d) upon the occurrence and during the continuation of an Event of Default, Borrower shall immediately cash collateralize the Letters of Credit in an amount equal to one hundred five percent (105%) of the amounts available to be drawn under the Letters of Credit according to the records of Lender. Such cash collateral shall be pledged to Lender as a first and prior perfected security interest in favor of Lender and Borrower shall execute such further documents as required by Lender to perfect its lien on the cash collateral.

ARTICLE IV
Conditions Precedent
4.01. Initial Extension of Credit. The obligation of Lender to make the initial Advance or issue the initial Letter of Credit is subject to the condition precedent that Lender will have received on or before the day of such Advance or issuance of such Letter of Credit all of the following, each dated (unless otherwise indicated) the Closing Date, in form and substance satisfactory to Lender:

(a) Resolutions. Resolutions of the board of directors, members, partners or other appropriate governing body of each Loan Party certified by a Managerial Official of such Person, which resolutions authorize the execution, delivery, and performance by such Loan Party of this Loan Agreement and/or any other Loan Documents to which it is a party;
(b) Certificates of Loan Parties. Certificates, in form and substance reasonably acceptable to Lender, of each of the Loan Parties executed by a Managerial Official of such Person certifying as to (i) the names and titles of the officers of such Person authorized to sign this Loan Agreement and/or each of the other Loan Documents to which it is a party (including the certificates contemplated herein) together with specimen signatures of such officers; (ii) original certified or file-stamped copies of the certificate or articles of incorporation, articles of organization, certificate of limited partnership, trust agreement or other similar organizational document of such Person, certified as true, correct and complete by the appropriate authority in their respective jurisdictions of organization prior to the Closing Date; (iii) bylaws, limited partnership agreement, trust agreement, operating agreement or other similar organizational document of such Person certified as true, correct, and complete by such Managerial Official; and (iv) certificates of the appropriate government officials as to the existence and good standing (if applicable) of such Person in (A) their respective jurisdictions of organization and (B) each other jurisdiction in which such Person is required to qualify to do business, each dated a date acceptable to Lender prior to the Closing Date;
(c) Note. The Note executed by Borrower;
(d) Guaranties. The Guaranties executed by the Guarantors;
(e) Certificates of Insurance. Certificates from Borrower’s insurance broker or other evidence satisfactory to Lender that all insurance required to be maintained pursuant to Section 6.06 is in full force and effect;
(f) Termination of Existing Indebtedness. Evidence that (i) all existing Indebtedness not otherwise permitted by Section 7.05 has been or concurrently with the Closing Date is being terminated, and all outstanding amounts thereunder have been paid or concurrently with the Closing Date are being paid in full and (ii) all Liens securing such Indebtedness have been or concurrently with the Closing Date are being released;
(g) Compliance Certificate. A duly completed compliance certificate as of the end of the fiscal quarter of Borrower most recently ended prior to the Closing Date, signed by a Managerial Official of Borrower, and certifying as to such matters described in Section 6.01(c);
(h) Attorneys’ Fees and Expenses. Evidence that the costs and expenses (including reasonable attorneys’ fees) referred to in Section 10.13, to the extent incurred, will have been paid in full by Borrower;
(i) Post-Closing Agreement. The Post-Closing Agreement executed by each Loan Party; and
(j) Additional Documentation. Lender will have received such additional approvals, opinions, instruments or documents as Lender or its legal counsel may request.

4.02. Conditions to all Advances. The obligation of Lender to make any Advance or issue any Letter of Credit is subject to the following conditions precedent:
(a) The representations and warranties of Borrower contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, will be true and correct in all material respects (or is true and correct in all respects if such representation or warranty is qualified by materiality) on and as of the date of such Advance or issuance of such Letter of Credit, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they will be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Section 5.06 will be deemed to refer to the most recent statements furnished pursuant to Section 6.01.
(b) No Default will exist, or would result from such proposed Advance or issuance of Letter of Credit.
(c) Lender will have received a request for such Advance or issuance of Letter of Credit in accordance with the requirements hereof.
Each request for Advance or issuance of Letter of Credit hereunder submitted by Borrower will be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Advance or Letter of Credit.
ARTICLE V
Representations and Warranties
Borrower hereby represents and warrants on behalf of itself and each other Loan Party, and upon each request for an Advance or the issuance of a Letter of Credit further represents and warrants, to Lender as follows:

5.01. Existence, Power. Borrower and each other Loan Party (a) is a corporation, limited liability company, or limited partnership duly organized, validly existing and in good standing, if applicable, under the Governmental Requirements of the jurisdiction of its organization and in good standing under the Governmental Requirements of all other states where it is doing business (except in states where the failure to be in good standing has not resulted in, and could not reasonably be expected to result in, a Material Adverse Change), and (b) has all requisite power and authority to execute, deliver and perform the Loan Documents to which it is a party, to own its Property and to conduct its business.
5.02. Binding Obligations. The execution, delivery, and performance of this Loan Agreement and each of the other Loan Documents have been duly authorized by all necessary action by Borrower and/or each other Loan Party that is a party thereto, and constitute legal, valid and binding obligations of Borrower and such Loan Parties, enforceable in accordance with their respective terms, except as may be limited by Applicable Bankruptcy Law, or except as may be limited solely with respect to enforcement of remedies by equitable principles.
5.03. No Consent. The execution, delivery and performance of this Loan Agreement and the other Loan Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not (a) conflict with, result in a violation of, or constitute a default under (i) any provision of its charter or organizational documents, or other instrument binding upon any Loan Party, (ii) any Governmental Requirements or (iii) any contract, agreement, document or instrument to which any Loan Party is a party or affecting such Person or the Property of such Person, (b) require the consent, approval or authorization of or notice to or filing with any third party, not otherwise obtained and delivered to Lender or (c) result in creation or perfection of a Lien upon any Property of any Loan Party.

5.04. Taxes; Governmental Charges. Except as otherwise permitted under Section 6.10, each Loan Party has timely filed all federal, state and local tax reports and returns required by any Governmental Requirement to be filed, including, without limitation, all income, franchise, employment, property and sales tax returns, and have duly paid all its respective liabilities for taxes, assessments, governmental charges and levies that are due and payable. There is no pending but unassessed tax liability of any Loan Party or any unresolved questions or claims concerning any tax liability of any Loan Party that could reasonably be expected to result in a Material Adverse Change or that is not being actively contested by such Loan Party in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.
5.05. No Default. No Loan Party is in default under or with respect to any contractual obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Change. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Loan Agreement or any other Loan Document.
5.06. Financial Statements. The Financial Statements (a) fairly present in all material respects the financial position and results of operations for the period covered thereby of Borrower and its Subsidiaries, on a consolidated basis, as of the dates specified (subject, in the case of any such unaudited Financial Statements, to changes resulting from audit and normal year-end adjustments and the absence of footnotes), and (b) were prepared in accordance with GAAP. Since the date of the Financial Statements, no Material Adverse Change has occurred, except as heretofore disclosed in writing to Lender. As of the Closing Date, neither Borrower nor any of its Subsidiaries has incurred any material liability, direct or indirect, fixed or contingent that is not reflected in the Financial Statements (or the notes thereto) for the fiscal quarter most recently ended prior to the Closing Date.
5.07. Suits, Actions, Etc. There are no investigations, actions, suits or proceedings pending or to the knowledge of Borrower threatened before or by any Governmental Authority or arbitration authority (a) involving the validity, enforceability or priority of any of the Loan Documents or (b) against or affecting any Loan Party that if adversely determined could reasonably be expected to result in a Material Adverse Change.
5.08. Insurance. Each Loan Party and the Properties of each Loan Party are insured with financially sound and reputable insurance companies not Affiliates of Borrower or any Subsidiary, in such amounts, with such deductibles and covering such risks required by the Loan Documents and in the absence of such requirements, as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Party operates, including, but not limited to, business interruption insurance.
5.09. Subsidiaries. As of the Closing Date, Borrower (a) has no Subsidiaries other than those specifically disclosed on Schedule 5.09(a), (b) has no equity investments or other interests convertible into equity in any other corporation or entity other than those specifically disclosed in Schedule 5.09(b) and (c) has no, and does not transact business under any, assumed names or trade names other than those specifically disclosed in Schedule 5.09(c).
5.10. Ownership of Property. Each Loan Party has good record and marketable title (in fee simple with respect to real Property) to, or valid leasehold interests in, all personal and real Property, necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change. All Property of Borrower is titled in Borrower’s legal name, and Borrower has not used any other name during the last five years other than the assumed names or trade names listed on Schedule 5.09(c).

5.11. Environmental Compliance. Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change.
5.12. ERISA Compliance.
(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Governmental Requirements. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
(b) There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Change. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Change.
(c) Except as could not reasonably be expected to result in a Material Adverse Change, (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
5.13. Margin Regulations; Investment Company Act; Public Utility Holding Company Act.
(a) Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.
(b) None of Borrower, any Person controlling Borrower, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 2005, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
5.14. Disclosure. Borrower has disclosed to Lender all agreements, documents, instruments and organizational documents or other restrictions to which it or any other Loan Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change. No report, financial statement, certificate or other information furnished in writing by or on behalf of Borrower or any other Loan Party to Lender in connection with the transactions contemplated hereby and the negotiation of this Loan Agreement or delivered hereunder (as modified or supplemented by other written information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to any projections and pro forma financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
5.15. Intellectual Property. Except as could not reasonably be expected to result in a Material Adverse Change taken alone or in the aggregate, (a) the Loan Parties own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses, slogans, other advertising products and processes, and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, and (b) no slogan or other advertising product, process or other material now used by any Loan Party infringes upon any rights held by any other Person.
5.16. Patriot Act. All capitalized words and phrases and all defined terms used in the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) (the “Patriot Act”) and in other statutes and all orders, rules and regulations of the United States government and its various executive department, agencies and offices related to the subject matter of the Patriot Act, including, but not limited to, Executive Order 13224 effective September 24, 2001, are hereinafter collectively referred to as the “Patriot Rules” and are incorporated into this section of the Loan Agreement. Borrower represents and warrants to Lender that neither it nor any of its principals, shareholders, members, partners, or Affiliates, as applicable, is a Person named as a Specially Designated National and Blocked Person (as defined in Presidential Executive Order 13224) and that it is not acting, directly or indirectly, for or on behalf of any such Person. Borrower further represents and warrants to Lender that Borrower and its principals, shareholders, members, partners, or Affiliates, as applicable, are not, directly or indirectly, engaged in, nor facilitating, the transactions contemplated by this Loan Agreement on behalf of any Person named as a Specially Designated National and Blocked Person. Borrower hereby agrees to defend, indemnify and hold harmless Lender from and against any and all claims, damages, losses, risks, liabilities, and expenses (including reasonable attorneys’ fees and costs) arising from or related to any breach of the foregoing representations and warranties.
5.17. Solvency. Each Loan Party is on the Closing Date, and after giving effect to the transactions contemplated by this Loan Agreement and the other Loan Documents will be Solvent. No party is entering into any Loan Document or the transactions contemplated thereby with the intent of hindering, delaying or defrauding any creditor of such party.
ARTICLE VI
Affirmative Covenants
Until (i) all Obligations are fully paid and satisfied, (ii) the Revolving Credit Commitment and the commitment to issue Letters of Credit have been terminated, and (iii) the termination or expiration of all Letters of Credit, Borrower agrees and covenants that it will, and will cause each other Loan Party to:
6.01. Furnish to Lender:
(a) Annual Financial Statements. As soon as available and in any event within 120 days after the end of each fiscal year of Borrower, a consolidated balance sheet and related consolidated statements of income and cash flows of Borrower and its Subsidiaries as of the end of such fiscal year, in each case audited by a Registered Public Accounting Firm reasonably satisfactory to Lender, accompanied by a report and opinion of such accountants, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any “going concern”, “emphasis on going concern,” or like qualification, exception or emphasis, or any qualification or exception as to the scope of such audit; provided, that so long as Borrower is a Public Company, delivery to Lender of a copy of the Annual Report on Form 10-K of Borrower for such fiscal year filed with the SEC shall be deemed to satisfy the requirements of this paragraph (a).

(b) Interim Financial Statements. As soon as available, and in any event within 45 days after the end of each fiscal quarter of each fiscal year of Borrower, a consolidated balance sheet and related consolidated statements of income and cash flows of Borrower and its Subsidiaries as of the end of such fiscal quarter, all in form and substance and in detail reasonably satisfactory to Lender and duly certified (subject to year-end review adjustments) by a Managerial Official of Borrower (i) as fairly presenting in all material respects the financial position of Borrower and its Subsidiaries, and the results of their operations and their cash flows for such fiscal quarter, and (ii) as having been prepared in accordance with GAAP, provided, that so long as Borrower is a Public Company, delivery to Lender of a copy of the Quarterly Report on Form 10-Q of Borrower for such fiscal quarter filed with the SEC shall be deemed to satisfy the requirements of this paragraph (b).
(c) Compliance Certificate. Together with each delivery of financial statements pursuant to paragraph (b), a certificate in form reasonably acceptable to Lender signed by a Managerial Official of Borrower, stating that Borrower is incompliance in all material respects with all of its obligations under this Loan Agreement and all other Loan Documents and that no Default has occurred and is then continuing, and demonstrating compliance with Article VIII.
6.02. Notices. Promptly notify Lender:
(a) of the occurrence of any Default;
(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Change, including (i) breach or non-performance of, or any default under, a contractual obligation of any Loan Party; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party;
(c) of the occurrence of any ERISA Event that has resulted or could reasonably be expected to result in a Material Adverse Change;
(d) of a change in name of Borrower or any other Loan Party or a change in the location or jurisdiction of organization or type of entity of Borrower or any other Loan Party, in each case, within 30 days after such change and thereafter execute and/or deliver confirmations, ratifications and other documents reasonably requested by Lender with respect to such change; and

(e) of any material change in accounting policies or financial reporting practices by any Loan Party.
Each notice pursuant to this Section will be accompanied by a statement of a Managerial Official of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto. Each notice pursuant to this Section will describe with particularity any and all provisions of this Loan Agreement and any other Loan Document that have been breached or affected thereby.
6.03. Accounts and Records. Maintain its books and records in accordance with GAAP.

6.04. Preservation of Existence, Etc. (a) Except as otherwise permitted under Section 7.02, preserve, renew and maintain in full force and effect its legal existence and good standing under the Governmental Requirements of the jurisdiction of its organization; (b) except as could not reasonably be expected to result in a Material Adverse Change, preserve, renew and maintain in full force and effect its good standing in each state in which it is qualified to do business; and (c) except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Change, take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business.
6.05. Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Change; (c) use the standard of care typical in the industry in the operation and maintenance of its facilities; and (d) preserve or renew all of its registered patents, trademarks, trade names and service marks (including licenses thereof), except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Change.
6.06. Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of any Loan Party, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, including but not limited to, commercial property insurance, all risks property damage, commercial general liability, worker’s compensation, business interruption and other insurance, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons. Borrower will, and will cause each other Loan Party to, (i) deliver to Lender upon Lender’s request certificates of insurance evidencing such insurance coverage, in form and substance reasonably satisfactory to Lender, and (ii) deliver notice to Lender 30 days prior to termination, lapse, or cancellation of such insurance.
6.07. Right of Inspection. Permit Lender to (a) visit its properties and installations, (b) examine, audit and make and take away copies or reproductions of its books and records, and (c) discuss with its respective directors, partners, principal officers and independent auditors its respective businesses, assets, liabilities, financial positions, results of operations, and business prospects, at all reasonable times during normal business hours and with reasonable advance notice. Borrower shall be responsible for the reasonable costs and expenses associated with each such inspection.
6.08. Right to Additional Information. Furnish Lender with such additional information and statements, lists of assets and liabilities, statements of contingent liabilities, tax returns, and other reports and certificates with respect to Borrower’s or any other Loan Party’s financial condition, business operations and compliance with the terms of the Loan Documents as Lender may reasonably request from time to time.
6.09. Compliance with Governmental Requirements. Comply with all Governmental Requirements applicable to the Loan Parties and their respective businesses, operations and Property (including without limitation, all applicable Environmental Laws, Securities Laws, and Section 404 Filer requirements), except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Change.
6.10. Taxes. Timely pay and discharge when due all material assessments, taxes, governmental charges, levies, Liens and claims, of every kind and nature, imposed upon the Loan Parties or any of their respective properties, income, or profits, prior to the earlier of the date on which such obligation would become delinquent or the date penalties would attach, and all lawful claims that, if unpaid, might become a Lien or charge upon any Loan Party’s properties, income, or profits; provided, however, the Loan Parties will not be required to pay and discharge any such assessment, tax, government charge, levy, Lien or claim so long as (a) the legality of the same will be contested in good faith by appropriate judicial, administrative or other legal proceedings instituted with reasonable promptness and diligently conducted, and (b) the Loan Parties will have established on their books adequate reserves with respect to such contested assessment, tax, government charge, levy, Lien or claim in accordance with GAAP.

6.11. Additional Documents. Execute and deliver, or cause to be executed and delivered, to Lender, from time to time, any and all other agreements, instruments and documents which Lender may reasonably request in order to provide the rights and remedies to Lender granted or provided for by the Loan Documents or give effect to the transactions contemplated under this Loan Agreement and the other Loan Documents.
6.12. Lender as Principal Depository. Within 60 days following the Closing Date, establish with Lender primary deposit accounts, including business, cash management, operations and administrative deposit accounts.
6.13. Additional Material Subsidiaries. Within 30 days following each June 30 and December 31 during the term of this Agreement, cause each Subsidiary (whether a Domestic Subsidiary or a Foreign Subsidiary) that became a Material Subsidiary during the six-month period ended on such date to become a Guarantor by executing and delivering to Lender a counterpart of the Guaranty or such other documentation as Lender will deem appropriate for such purpose, and deliver such other documents, instruments, and agreements as Lender reasonably requests; provided, that a Foreign Subsidiary which is a Material Subsidiary shall not be required to execute a Guaranty for so long as (and only for so long as) such execution would result in material and adverse tax consequences to Borrower or such Foreign Subsidiary. If Borrower determines that the execution and delivery by a Foreign Subsidiary of a Guaranty would result in material and adverse tax consequences to Borrower or such Foreign Subsidiary, Borrower shall deliver to Lender, (a) on or prior to the date such Foreign Subsidiary would otherwise be required to execute and deliver such Guaranty, a written explanation of such material and adverse tax consequences in detail reasonably satisfactory to Lender, and (b) within 30 days following each June 30 and December 31 thereafter, a written explanation that the conditions that would result in such material and adverse tax consequences if such Foreign Subsidiary were to execute a Guaranty are continuing, in detail reasonably satisfactory to Lender.
ARTICLE VII
Negative Covenants
Until (i) all Obligations are fully paid and satisfied, (ii) the Revolving Credit Commitment, and the commitment to issue Letters of Credit have been terminated in full, and (iii) the termination or expiration of all Letters of Credit, Borrower will not, nor will it permit any other Loan Party to, directly or indirectly:
7.01. Nature of Business. Engage in any business other than (i) the businesses engaged in as of the Closing Date and (ii) such other lines of business as may be reasonably related or complementary thereto.
7.02. Liquidations, Mergers, Consolidations; Disposition of Assets; Acquisitions. Enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a) purchases or other acquisitions of inventory, materials and equipment in the ordinary course of the Loan Parties’ business;
(b) Capital Expenditures permitted by the terms of Section 8.03;
(c) any Subsidiary of Borrower may be merged with or into Borrower or any Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower or any Subsidiary; provided, in the case of any of the foregoing transactions involving Borrower or any other Loan Party, Borrower or (if Borrower is not involved) such Loan Party shall be the continuing or surviving Person or the transferee of the business, property or assets;
(d) Asset Sales, the proceeds of which when aggregated with the proceeds of all other Asset Sales made during such fiscal quarter and the three most recently ended fiscal quarters are less than $2,000,000; provided (i) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of Borrower (or similar governing body)), and (ii) no less than 75% thereof shall be paid in Cash;
(e) disposals of obsolete or worn out property;
(f) the Permitted Dallas Disposition; and
(g) Investments made in accordance with Section 7.06.
7.03. Sale and Leaseback. Other than in connection with the Permitted Dallas Disposition, enter into any arrangement with any Person pursuant to which it leases from such Person real or personal Property that has been or is to be sold or transferred, directly or indirectly, by it to such Person, except for any such transaction if, after giving effect thereto, Loan Parties shall be in compliance with Sections 7.02, 7.04 and 7.05 and no Default shall then exist.

7.04. Liens. Create, incur or permit to exist any Lien or encumbrance on any of its assets, other than:
(a) Liens for taxes if obligations with respect to such taxes are not yet due or are being contested in good faith by appropriate proceedings and such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts; provided such taxes shall be paid prior to foreclosure of such Lien;
(b) statutory Liens of landlords, banks (and rights of set-off), carriers, warehousemen, mechanics, repairmen, workmen and materialmen and other like liens imposed by Law, other than any such Lien imposed pursuant to Section 401 (a)(29) or 412(n) of the Internal Revenue Code or by ERISA, in each case arising in the ordinary course of Loan Parties’ business (i) for amounts not yet overdue, or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of fifteen (15) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts; provided the amounts due shall be paid prior to foreclosure of such Lien;
(c) Liens incurred in the ordinary course of Loan Parties’ business in connection with workers’ compensation and unemployment insurance, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness) provided the amounts due shall be paid prior to foreclosure of such Lien;

(d) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of any Loan Party;
(e) any Lien of a lessor or sublessor provided for in any lease of real estate; provided that such Lien shall not attach to any Property of the lessee other than Property physically located at and necessary to the operation of such real property;
(f) Liens solely on any cash earnest money deposits made by any Loan Party in connection with any letter of intent or purchase agreement;
(g) purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements relating solely to operating leases of personal property entered into in the ordinary course of Loan Parties’ business;
(h) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property;
(i) licenses of patents, trademarks and other intellectual property rights granted by any Loan Party in the ordinary course of such Loan Party’s business and not interfering in any respect with the ordinary conduct of the business of such Loan Party;
(j) Liens described in Schedule 7.04 and Liens not otherwise permitted by this Section 7.04 provided such Liens secure Indebtedness permitted pursuant to Section 7.05 not exceeding $250,000 individually or $1,000,000 in the aggregate, and any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any such Lien; provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property which was subject to the Lien so extended, renewed or replaced; provided, that no such Lien shall at any time be extended to cover property or assets other than the property or assets subject thereto on the Closing Date;
(k) Liens granted by a Loan Party securing purchase money Indebtedness permitted pursuant to Section 7.05(e); provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness;
(l) Liens arising out of judgments, attachments or awards not resulting in an Event of Default and in respect of which a Loan Party shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings; provided that such judgment, attachment or award is paid prior to foreclosure of such Lien; and
(m) normal and customary Liens, rights of setoff and recoupment rights upon deposits of cash in favor of banks or other depository institutions and which Liens secure only the payment of unpaid bank fees, bank charges, returned checks and chargebacks, and other normal and customary obligations associated with the maintenance of deposit accounts by such banks or other depository institutions.
7.05. Indebtedness. Create, incur, permit or assume any Indebtedness, other than:
(a) the Obligations;
(b) Indebtedness of any Loan Party to Borrower or to any other Loan Party, or of Borrower to any other Loan Party; provided all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to Lender;

(c) guaranties by Borrower of Indebtedness of a Loan Party or guaranties by a Loan Party of Indebtedness of Borrower or another Loan Party with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 7.05;
(d) Indebtedness described in Schedule 7.05(d), but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Loan Agreement, and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not less favorable to the obligor thereon or to Lender than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, or (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced (except by an amount equal to the accrued but unpaid interest on such Indebtedness, and customary and reasonable prepayments premiums or penalties and fees and expenses incurred in connection with the renewal, extension or refinancing);
(e) Indebtedness (including any such Indebtedness acquired in connection with Permitted Acquisitions) in an aggregate amount not to exceed at any time $1,000,000 with respect to (i) Capital Leases and (ii) purchase money Indebtedness; provided, in the case of clause (i), that any such Indebtedness shall be secured only by the asset subject to such Capital Lease, and, in the case of clause (ii), that any such Indebtedness shall (A) be secured only by the asset acquired in connection with the incurrence of such Indebtedness and (B) constitute not less than 90% of the aggregate consideration paid with respect to such asset;
(f) Indebtedness of any Loan Party in respect of (i) Non-Loan Party Lease Guaranties, as in effect on the Closing Date and without amendment, expansion or extension thereof, or (ii) Guaranteed Leases;
(g) Indebtedness arising under Swap Contracts entered into by a Loan Party in the ordinary course of its business for the purpose of minimizing risk associated with an interest rate, currency or commodity and not for speculative purposes;
(h) Indebtedness arising under forward commodities agreements for purchases entered into in the ordinary course of Loan Parties’ business in order to manage existing or anticipated commodities price and supply risks and not for speculative purposes;
(i) Indebtedness of any Loan Party under insurance premium financings entered into in the ordinary course of such Loan Party’s business; and
(j) Indebtedness arising from (i) any customer reward program or (ii) gift cards issued by any Loan Party, in each case, in the ordinary course of Loan Parties’ business.
7.06. Loans and Investments. Make or own any Investment in any Person, except:
(a) Investments in Cash and Cash Equivalents;
(b) equity Investments (i) owned as of the Closing Date in any Subsidiary (ii) made after the Closing Date in any Loan Party, or (iii) made after the Closing Date in any direct or indirect wholly-owned Subsidiary of Borrower (other than a Loan Party) not to exceed $3,000,000 in the aggregate at any time;

(c) Investments (i) in any securities received in satisfaction or partial satisfaction of Indebtedness of financially troubled account debtors, and (ii) consisting of deposits, prepayments and other credits to suppliers made in the ordinary course of Borrower and its Subsidiaries’ business consistent with the past practices of Borrower and its Subsidiaries;
(d) intercompany loans to the extent permitted under Section 7.05(b);
(e) loans and advances to employees of Borrower and its Subsidiaries made in the ordinary course of business, in an aggregate amount not to exceed $1,000,000 at any time outstanding;
(f) Investments described on Schedule 5.09(b);
(g) Permitted Acquisitions;
(h) Swap Contracts entered into by a Loan Party in the ordinary course of its business for the purpose of minimizing risk associated with an interest rate, currency or commodity and not for speculative purposes; and
(i) non-cash consideration received from any Asset Sales to the extent permitted by Section 7.02.
Notwithstanding the foregoing, in no event shall any Loan Party make any Investment which results in or facilitates in any manner any dividend or other Distributions with respect to, or any payment on account of the purchase, redemption, or other acquisition or retirement of, any shares of its capital stock not otherwise permitted under the terms of Section 7.08.
7.07. Transactions with Affiliates. Enter into any transaction, including, without limitation, the purchase, sale or exchange of Property or the rendering of any service, with any Affiliate of Borrower or any Subsidiary, except in the ordinary course of and pursuant to the reasonable requirements of Borrower’s and its Subsidiaries’ business and upon fair and reasonable terms no less favorable to Borrower or any Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of Borrower or any Subsidiary; provided that the foregoing restriction shall not apply to (a) any transaction among Loan Parties; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Borrower and its Subsidiaries; (c) Borrower’s and its Subsidiaries’ reasonable and customary compensation arrangements for officers and other employees of Borrower and its Subsidiaries entered into in the ordinary course of Borrower’s and its Subsidiaries’ reasonable and customary business (including, without limitation, employment agreements, agreements and similar agreements with senior management); and (d) dividends, other Distributions or other payments permitted by Section 7.08.
7.08. Dividends. Declare or pay any dividends on any shares of its capital stock, or make any other Distributions with respect to (in each case, other than dividends or other Distributions payable solely in shares of capital stock which is not subject to any mandatory dividend, put, call or purchase obligation), or any payment on account of the purchase, redemption, or other acquisition or retirement of, any shares of its capital stock, except that:
(a) any Subsidiary of Borrower may make dividends or other Distributions to Borrower (other than for purposes which are restricted under clause (b) of this Section 7.08) consistent with the past practices of Borrower, including, for purpose of (i) paying general administrative costs and other costs and expenses incurred in the ordinary course of business, (ii) discharging the consolidated tax liabilities of Borrower and its Subsidiaries, (iii) consummating Permitted Acquisitions and (iv) making capital contributions to its Subsidiaries in the form of equity Investments permitted by Section 7.06(b), and in each case, to the extent permitted by this Loan Agreement; and
(b) so long as no Default shall have occurred and be continuing or shall be caused thereby, Borrower may repurchase capital stock of Borrower from officers, directors and employees of Borrower or any Subsidiary in an aggregate amount not to exceed (i) $2,000,000 in any fiscal year or (ii) $5,000,000 during the term of this Loan Agreement.
7.09. Use of Proceeds. Use the proceeds of the Loans for any purpose other than for general corporate purposes, including providing working capital and funding Capital Expenditures of Borrower and its Subsidiaries, and, in each case, not in contravention of any Governmental Requirement, Sections 7.06 or 7.08, or of any Loan Document.
7.10. Additional Subsidiaries. Form or acquire any Subsidiary unless Borrower shall have notified Lender at the time that any Person becomes a Subsidiary, and if such Subsidiary is a Material Subsidiary, cause such Person to become a Guarantor if and to the extent required by, and in accordance with, Section 6.13.
7.11. Fiscal Year; Accounting. Permit any change in (a) the fiscal year of Borrower or any Subsidiary or (b) the 13-period accounting used by Borrower and its Subsidiaries on the Closing Date.
ARTICLE VIII
Financial Covenants
Until (i) all Obligations are fully paid and satisfied, (ii) the Revolving Credit Commitment, and the commitment to issue Letters of Credit have been terminated in full, and (iii) the termination or expiration of all Letters of Credit, Borrower will not, nor will it permit any other Loan Party to, directly or indirectly permit:
8.01. Operating Leverage (Funded Debt). The ratio of (a) Total Funded Debt as of the last day of any fiscal quarter to (b) Adjusted EBITDA for the four fiscal quarter period ending on such date to exceed 1.00 to 1.00.
8.02. Fixed Charge Coverage. The ratio, as of the last day of any fiscal quarter, of (a) Adjusted FCC EBIT to (b) Fixed Charges, in each case for the four fiscal quarter period ending on such date, to be less than 2.00 to 1.00.
8.03. Capital Expenditures. Capital Expenditures to exceed (a) $35,500,000 in fiscal year 2012 in the aggregate, (b) $40,000,000 in fiscal year 2013 in the aggregate, and (c) $50,000,000 in fiscal year 2014 in the aggregate; provided, Capital Expenditures for any single fiscal year may exceed the limit stated for such year so long as the aggregate Capital Expenditures in excess of such limits in all fiscal years during the term of this Loan Agreement do not exceed $10,000,000.

ARTICLE IX
Events of Default
9.01. Events of Default. Each of the following will constitute an “Event of Default” under this Loan Agreement:
(a) The failure, refusal or neglect of Borrower to pay when due any part of the principal of, or interest on, the Notes or any other Obligations by Borrower from time to time.

(b) The failure of any Loan Party to timely and properly observe, keep or perform any of Sections 6.01 or 6.02 or Article VII or VIII.
(c) The failure of any Loan Party to perform or observe any covenant contained herein (other than as specified in clauses (a) and (b) above) or in any of the other Loan Documents, and such failure shall not have been remedied to the satisfaction of Lender or waived in writing by Lender within thirty (30) days after the earlier of (i) such time as an officer of such Loan Party knows or reasonably should have known of such failure and (ii) written notice thereof being sent by Lender to such Loan Party.
(d) Any representation or warranty contained herein, in any of the other Loan Documents or in any other document ever delivered or furnished by any Loan Party to Lender in connection with the Obligations is or proves to have been false, misleading or erroneous in any material respect (or true and correct in all respects if such representation or warranty is qualified by materiality) as of the date made or deemed made.
(e) If any Loan Party: (i) becomes insolvent, or makes a transfer, enters into a transaction, or otherwise conceals or receives any Property with the intent of hindering, delaying or defrauding any creditors of such Person, or makes an assignment for the benefit of creditors, or admits in writing its inability to or is unable to pay its debts as they become due; (ii) generally is not paying its debts as such debts become due; (iii) has a receiver, trustee or custodian appointed for, or take possession of, all or substantially all of the assets of such party, either in a proceeding brought by such party or in a proceeding brought against such party and such appointment is not discharged or such possession is not terminated within 60 days after the effective date thereof or such party consents to or acquiesces in such appointment or possession; (iv) files a petition for relief under the Applicable Bankruptcy Laws; (vi) an involuntary petition for relief is filed against such party under any Applicable Bankruptcy Law and such involuntary petition continues undismissed for 60 days; (vii) an order for relief naming such party is entered under any Applicable Bankruptcy Law; or (viii) any composition, rearrangement, extension, reorganization or other relief of debtors now or hereafter existing is requested or consented to by such party.
(f) Any money judgment or writ or warrant of levy, attachment, garnishment, sequestration, execution, or similar process or writ involving (i) in any individual case an amount in excess of $500,000 and (ii) in the aggregate at any time an amount in excess of $1,500,000 (in either case to the extent such amount in excess of the amount that a solvent and unaffiliated insurance company has acknowledged coverage as evidenced by documentation satisfactory to Lender) shall be entered or filed against any Loan Party or any of its Property and shall remain undischarged, unvacated, unbonded or unstayed for a period of 30 days (or in any event later than five days prior to the date of any proposed sale thereunder) and/or any Loan Party fails to pay within 30 days any final money judgment against such Loan Party.
(g) Abandonment of any portion of any of the Property of any of the Loan Parties, the abandonment of which, in the aggregate, could reasonably be expected to result in a Material Adverse Change.

(h) The occurrence of any event or condition which results in, or with notice or lapse of time or both could result in, a default in the payment of any Indebtedness or performance of any obligation of any Loan Party to any Person other than Lender, excluding any Indebtedness or obligation not exceeding, individually or in the aggregate, $100,000.
(i) The occurrence of a Material Adverse Change.
(j) The occurrence of any default under any lease covering any portion of the Property of the Loan Parties or the repudiation, termination or attempted repudiation or termination of any such lease that could reasonably be expected to result in a Material Adverse Change.
(k) The occurrence of any one or more ERISA Events that individually or in the aggregate results in or might reasonably be expected to result in liability of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $500,000 during the term of this Loan Agreement.
(l) Any Loan Document or any provision thereof ceases to be in full force and effect; or any Loan Party contests the validity or enforceability of any Loan Document or any provision thereof; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document, or purports in writing to revoke, terminate or rescind any Loan Document or any provision thereof.
Nothing contained in this Loan Agreement will be construed to limit the events of default enumerated in any of the other Loan Documents, if any, and all such events of default will be cumulative.
9.02. Remedies. Upon the occurrence of any Event of Default, (a) the entire unpaid balance of principal of the Notes, together with all accrued but unpaid interest thereon, and all other Indebtedness owing to Lender by Borrower under the Loan Documents at such time will, at the option of Lender, become immediately due and payable without further notice, demand, presentation, notice of dishonor, notice of intent to accelerate, notice of acceleration, protest or notice of protest of any kind, all of which are expressly waived by Borrower, (b) Lender may, at its option, cease further Advances under any of the Notes, (c) reduce any claim to judgment, and (d) exercise any and all rights and remedies afforded by any of the Loan Documents, or by law or equity or otherwise, as Lender will deem appropriate. All rights and remedies of Lender set forth in this Loan Agreement and in any of the other Loan Documents may be exercised by Lender at its option and in its sole discretion, upon the occurrence and at any time during the continuance of an Event of Default.
9.03. Right of Setoff. If an Event of Default shall have occurred and be continuing, Lender and its Affiliates are hereby authorized at any time and from time to time, to the fullest extent not prohibited by applicable Governmental Requirements, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Lender or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the Obligations or the obligations of any Loan Party now or hereafter existing under this Loan Agreement or any other Loan Document, irrespective of whether or not Lender shall have made any demand under this Loan Agreement or any other Loan Document and although the Obligations or such obligations of such Loan Party may be contingent or unmatured or are owed to a branch or office of Lender different from the branch or office holding such deposit or obligated on such Indebtedness. The rights of Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that Lender or its Affiliates may have.
9.04. Performance by Lender. Should any covenant, duty, or agreement of any Loan Party fail to be performed in accordance with the terms of the Loan Documents, Lender may, at its option, upon not less than five Business Days’ prior written notice to Borrower and any other applicable Loan Party, perform, or attempt to perform, such covenant, duty or agreement on behalf of any Loan Party. In such event, Borrower will, or will cause such other applicable Loan Party to, pay to Lender on demand any amount expended by Lender in such performance or attempted performance, together with interest thereon at the rate provided in this Loan Agreement for past-due payments from the date of such expenditure by Lender until paid. Notwithstanding the foregoing, it is expressly understood that Lender does not assume and will never have any liability or responsibility for the performance of any duties of Borrower hereunder.
9.05. Rights Cumulative; Election of Remedies. All rights and remedies of Lender under the terms of this Loan Agreement will be cumulative of, and in addition to, the rights and remedies of Lender under any and all other agreements between Borrower and Lender (including, but not limited to, the other Loan Documents), and not in substitution or diminution of any rights and remedies now or hereafter held by Lender under the terms of any other agreement. Such rights and remedies may be pursued separately, successively or concurrently against any Loan Party at the sole discretion of Lender. The exercise or failure to exercise any of the same will not constitute a waiver or release thereof or of any other right, and the same will be nonexclusive.
ARTICLE X
Miscellaneous
10.01. Waiver and Agreement. Neither the failure nor any delay on the part of Lender to exercise any right, remedy, power or privilege herein or under any of the other Loan Documents will operate as a waiver thereof, nor will any single or partial exercise of such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No waiver of any provision in this Loan Agreement or in any of the other Loan Documents and no departure by any Loan Party therefrom will be effective unless the same will be in writing and signed by Lender, and then will be effective only in the specific instance and for the purpose for which given and to the extent specified in such writing. No modification or amendment to this Loan Agreement or to any of the other Loan Documents will be valid or effective unless the same is signed by the party against whom it is sought to be enforced.
10.02. Benefits. This Loan Agreement will be binding upon and inure to the benefit of Lender and Borrower, and their respective successors and assigns, provided, however, that (a) Borrower may not, without the prior written consent of Lender, assign or encumber any interests, rights, remedies, powers, duties or obligations under this Loan Agreement or any of the other Loan Documents, (b) if no Event of Default then exists, Lender may not, without the prior written consent of Borrower (such consent not to be unreasonably withheld or delayed), assign its interests, rights, remedies, powers, duties or obligations under this Loan Agreement or any of the other Loan Documents to any Person other than an Eligible Assignee, and (c) during the continuance of an Event of Default, Lender may assign its interests, rights, remedies, powers, duties or obligations under this Loan Agreement or any of the other Loan Documents to any Person without the consent of Borrower.
10.03. Notices.
(a) All notices, requests, demands or other communications required or permitted to be given pursuant to this Loan Agreement shall be in writing and given by (i) personal delivery, (ii) expedited delivery service with proof of delivery, or (iii) United States mail, postage prepaid, registered or certified mail, return receipt requested, sent to the intended addressee at the address set forth on the signature page hereof and will be deemed to have been received either, in the case of personal delivery, as of the time of personal delivery, in the case of expedited delivery service, as of the date of delivery at the address and in the manner provided herein, or in the case of mail, upon deposit in a depository receptacle under the care and custody of the United States Postal Service. Either party will have the right to change its address for notice hereunder to any other location within the continental United States by notice to the other party of such new address at least 30 days prior to the effective date of such new address.

(b) Borrower and Lender agree that no notices or other communications by electronic means between such parties or their representatives in connection with this Loan Agreement or any instrument executed in connection herewith shall constitute a transaction, agreement, contract or electronic signature under the Electronic Signatures in Global and National Commerce Act, any version of the Uniform Electronic Transactions Act or any other statute governing electronic transactions, unless otherwise specifically agreed to in writing.
10.04. Continuation and Survival. All covenants, agreements, representations and warranties made in or pursuant to this Loan Agreement and the other Loan Documents will be deemed continuing and made at and as of the date of this Loan Agreement and at and as of the other times specified in this Loan Agreement. All covenants, agreements, representations and warranties made in or pursuant to this Loan Agreement and the other Loan Documents will survive until payment in full of all sums owing and performance of all other obligations hereunder by Borrower to Lender and will not be waived by the execution and delivery of this Loan Agreement, any Advance or issuance of Letter of Credit hereunder, any investigation by Lender or any other event except a specific written waiver by Lender.
10.05. Controlling Agreement. The parties hereto intend to conform strictly to the applicable usury Governmental Requirements. In no event, whether by reason of demand for payment or acceleration of the maturity of the Obligations or otherwise, will the interest contracted for, charged or received by Lender hereunder or otherwise exceed the maximum amount permissible under applicable Governmental Requirements. If, from any circumstance whatsoever, interest would otherwise be payable to Lender in excess of the maximum lawful amount, the interest payable to Lender will be reduced automatically to the maximum amount permitted under applicable Governmental Requirements. If Lender will ever receive anything of value deemed interest under applicable Governmental Requirements which would apart from this provision be in excess of the maximum lawful amount, an amount equal to any amount which would have been excessive interest will be applied to the reduction of the principal amount owing on the Obligations in the inverse order of its maturity and not to the payment of interest, or if such amount which would have been excessive interest exceeds the unpaid principal balance of the Obligations, such excess will be refunded to Borrower. The interest and any other amounts that would have been payable in respect of any portion of the Obligations or during any period but were not payable as a result of the operation of this Section shall be cumulated and the interest and other amounts on any other portion of the Obligations or periods shall be increased (but not above the maximum amount permitted under applicable Governmental Requirement) until such cumulated amount shall have been received by Lender. All interest paid or agreed to be paid to Lender will, to the extent permitted by applicable Governmental Requirements, be amortized, prorated, allocated and spread throughout the full stated term (including any renewal or extension) of such Indebtedness so that the amount of interest on account of such Indebtedness does not exceed the maximum permitted by applicable Governmental Requirements. The provisions of this Section will control all existing and future agreements between Borrower and Lender.
10.06. No Third Party Beneficiary. This Loan Agreement is for the sole benefit of Lender and Borrower and is not for the benefit of any third party.
10.07. Lender’s Consent or Approval. Except where otherwise expressly provided in the Loan Documents, in any instance where the approval, consent or the exercise of judgment of Lender is required, the granting or denial of such approval or consent and the exercise of such judgment will be (a) within the sole discretion of Lender; and (b) deemed to have been given only by a specific writing intended for the purpose and executed by Lender. Each provision for consent, approval, inspection, review, or verification by Lender is for Lender’s own purposes and benefit only.
10.08. Applicable Governmental Requirements. This Loan Agreement and the other Loan Documents have been executed and delivered in the State of Texas, are performable in Tarrant County, Texas, and will be governed by and construed in accordance with the Governmental Requirements of the State of

Texas and the Governmental Requirements of the United States applicable to transactions within the State of Texas. Except to the extent that the Governmental Requirements of the United States may apply to the terms hereof, the substantive Governmental Requirements of the State of Texas shall govern the validity, construction, enforcement and interpretation of this Loan Agreement and the other Loan Documents. In the event of a dispute involving this Loan Agreement, any other Loan Document or any other instrument executed in connection herewith, Borrower irrevocably agrees that venue for such dispute shall lie in any court of competent jurisdiction in Tarrant County, Texas. To the extent that Chapter 303 of the Texas Finance Code is applicable to any Loan, any Advance or any Loan Document, the “WEEKLY CEILING” specified in such article is the applicable ceiling; provided that, if any applicable Governmental Requirement permits greater interest, the Governmental Requirement permitting the greatest interest will apply.

10.09. Loan Agreement Governs. This Loan Agreement, together with the other Loan Documents, comprise the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the terms of this Loan Agreement and any terms of any other Loan Document, the terms of this Loan Agreement will govern; provided, that the inclusion of supplemental rights or remedies in favor of Lender in any other Loan Document will not be deemed a conflict with this Loan Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and will be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
10.10. Time of Essence. Time will be of the essence in this Loan Agreement.
10.11. Patriot Act Notice. Lender hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Act.
10.12. Invalid Provisions. If any provision of this Loan Agreement or any of the other Loan Documents is held to be illegal, invalid or unenforceable under present or future Governmental Requirements, such provision will be fully severable and the remaining provisions of this Loan Agreement or any of the other Loan Documents will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance.
10.13. Expenses of Lender. Borrower shall pay to Lender on demand: (a) all reasonable costs and expenses incurred by Lender in connection with the preparation, negotiation, execution and administration of this Loan Agreement and the other Loan Documents and any and all amendments, modifications, renewals, extensions, increases, and supplements thereof and thereto (except with respect to enforcement, workout, or restructure described in clause (b) of this Section), including, without limitation, the reasonable fees and expenses of Lender’s legal counsel and professionals, (b) all costs and expenses incurred by Lender in connection with the enforcement, workout or restructure of this Loan Agreement or any other Loan Document, including, without limitation, the fees and expenses of Lender’s legal counsel and professionals, and (c) all other costs, expenses, taxes, assessments, filing fees, and other charges levied by a Governmental Authority or otherwise payable in respect of this Loan Agreement or any other Loan Document.
10.14. INDEMNIFICATION OF LENDER. BORROWER SHALL INDEMNIFY AND HOLD LENDER, ITS AFFILIATES AND LENDER’S SUCCESSORS AND ASSIGNS (EACH SUCH PERSON HEREIN REFERRED TO AS AN “INDEMNITEE”) ABSOLUTELY HARMLESS FROM AND AGAINST ALL CLAIMS, LIABILITIES, LOSSES, DAMAGES, OBLIGATIONS OR RELATED EXPENSES INCURRED BY OR IMPOSED UPON OR ALLEGED TO BE DUE OF INDEMNITEE IN CONNECTION WITH (a) THE EXECUTION OR DELIVERY OF THIS LOAN AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY OTHER AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER, THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR, IN THE CASE OF LENDER, THE ADMINISTRATION OF THIS LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS, (b) ANY LOAN OR LETTER OF CREDIT OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY LENDER TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (c) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY BORROWER OR ANY OTHER LOAN PARTY, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO BORROWER OR ANY OTHER LOAN PARTY, OR (d) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY BORROWER OR ANY OTHER LOAN PARTY, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH CLAIMS, LIABILITIES, LOSSES, DAMAGES, OBLIGATIONS OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED BY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE. IN THE EVENT OF COURT ACTION IN CONNECTION WITH ANY SUCH CLAIM OR DEMAND, BORROWER WILL ASSUME, TO THE EXTENT REQUESTED BY LENDER, THE RESPONSIBILITY FOR THE DEFENSE OF ANY SUCH ACTION AND WILL IMMEDIATELY SATISFY AND DISCHARGE ANY FINAL DECREE OR JUDGMENT RENDERED THEREIN. LENDER MAY, IN ITS SOLE DISCRETION, MAKE ANY PAYMENTS SUSTAINED OR INCURRED BY REASON OF ANY OF THE FOREGOING, AND BORROWER WILL IMMEDIATELY REPAY TO LENDER IN CASH THE AMOUNT OF SUCH PAYMENT, WITH INTEREST THEREON AT THE RATE SPECIFIED HEREIN TO BE THEN APPLICABLE TO PRINCIPAL

OUTSTANDING. LENDER WILL HAVE THE RIGHT TO JOIN BORROWER AND ITS SUBSIDIARIES AS PARTIES DEFENDANT IN ANY LEGAL ACTION BROUGHT AGAINST LENDER, AND BORROWER HEREBY CONSENTS TO THE ENTRY OF AN ORDER MAKING BORROWER AND ITS SUBSIDIARIES AS PARTIES DEFENDANT TO ANY SUCH ACTION.
10.15. Participation of the Loans. Borrower agrees that Lender may, at its option, sell interests in the Loans and its rights and remedies under this Loan Agreement to one or more financial institutions or other Person acceptable to Lender and, in connection with each such sale, Lender may disclose any financial and other information available to Lender concerning Borrower or any other Loan Party to each prospective purchaser; provided that (a) the obligations of Lender under this Loan Agreement and the other Loan Documents shall remain unchanged, (b) Lender shall remain solely responsible to the other parties hereto and thereto for the performance of such obligations and (c) Borrower, the other Loan Parties and the other parties hereto and thereto shall continue to deal solely and directly with Lender in connection with such party’s rights and obligations under this Loan Agreement
10.16. Confidentiality. Lender and any of its assignees hereafter party to this Loan Agreement shall hold all Confidential Information obtained by such party pursuant to the requirements hereof in accordance with such party’s customary procedures for handling Confidential Information of such nature, it being understood and agreed by Borrower that, in any event, any such party may make (a) disclosures of Confidential Information to Affiliates of such party and to their agents and advisors (and to other persons authorized by such party to organize, present or disseminate Confidential Information in connection with disclosures otherwise made in accordance with this Section 10.16), (b) disclosures of Confidential Information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such party of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) in Swap Contracts (provided, such bona fide or potential assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by the provisions of this Section 10.16), (c) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from such party or its Affiliates, (d) disclosure to any such party’s financing sources, provided that prior to any disclosure, such financing source is informed of the confidential nature of the Confidential Information, and (e) disclosures required or requested by any Governmental Authority or representative thereof or by the National Association of Insurance Commissioners or pursuant to legal or judicial process or other legal proceeding; provided, unless specifically prohibited by applicable Law or court order, each such party shall make reasonable efforts to notify Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such party by such Governmental Authority) for disclosure of any Confidential Information prior to disclosure of Confidential Information; provided, however that no such party will incur any liability for failing to so notify Borrower. For purposes of this Section, “Confidential Information” means all information received from Borrower or any Subsidiary relating to Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to Lender on a nonconfidential basis prior to disclosure by Borrower or any Subsidiary, provided that, in the case of information received form Borrower or any Subsidiary after the date hereof, such information is clearly labeled as “Confidential” at the time of delivery to Lender.
10.17. Counterparts; Facsimile Documents and Signatures. This Loan Agreement may be separately executed in any number of counterparts, each of which will be an original, but all of which, taken together, will be deemed to constitute one and the same instrument. For purposes of negotiating and finalizing this Loan Agreement, if this document or any document executed in connection with it is transmitted by facsimile machine, electronic mail or other electronic transmission, it will be treated for all purposes as an original document. Additionally, the signature of any party on this document transmitted by way of a facsimile machine or electronic mail will be considered for all purposes as an original signature. Any such transmitted document will be considered to have the same binding legal effect as an original document. At the request of any party, any faxed or electronically transmitted document will be re-executed by each signatory party in an original form.
10.18. Imaging of Documents. Borrower understands and agrees that (a) Lender’s document retention policy may involve the electronic imaging of executed Loan Documents and the destruction of the paper originals, and (b) Borrower waives any right that it may have to claim that the imaged copies of the Loan Documents are not originals.
10.19. No Oral Agreements. The term “WRITTEN AGREEMENT” will include this Loan Agreement, together with each and every other document relating to and/or securing the Obligations, regardless of the date of execution. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

10.20. WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT NOT PROHIBITED BY APPLICABLE GOVERNMENTAL REQUIREMENT, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
[Remainder of Page Intentionally Left Blank]

Executed as of the date first written above.

BORROWER:
DEL FRISCO’S RESTAURANT GROUP, INC.
By:	/s/ Mark S. Mednansky
Name:	Mark S. Mednansky
Title:	President
Address:
930 South Kimball Avenue Suite 100 Southlake, Texas 76092 Attention: Chief Financial Officer
Loan Agreement - Signature Page

LENDER:
JPMORGAN CHASE BANK, N.A.
By:	/s/ Douglas K. Eller
Name:	Douglas K. Eller
Title:	Banker Senior
Address:
420 Throckmorton Street Suite 400 Fort Worth, Texas 76102 Attention: Doug Eller
Loan Agreement - Signature Page